EXHIBIT 21

Subsidiaries

SUBSIDIARIES

(1)	U.S. Subsidiary Wholly Owned by LaserCard Corporation:

	Name of Subsidiary	State of Incorporation

	LaserCard Corporation	California

(2)	Foreign Subsidiary Wholly Owned by LaserCard Corporation:

	Name of Subsidiary	Nation of Incorporation

	Challenge Card Design Plastikkarten GmbH	Germany